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                                                                 EXHIBIT (a)(17)

                                  Ariba, Inc.

                 Election Concerning Exchange of Stock Options


Name of Optionee: _______________________

Country of Work:  _______________________

Social Security Number (last 4 digits):   ______ (U.S. employees only)


I have received and read the Offer to Exchange All Outstanding Options to Purchase Common Stock Under Eligible Option Plans dated February 8 2001 and the FAQ included therein, as well as the email messages from Monica Volta and Bob Calderoni dated February 8, 2001, March 9, 2001 and March 30, 2001. I understand that I may elect to cancel all options that were granted to me under the Ariba, Inc. 1999 Equity Incentive Plan or under an assumed stock option plan originally adopted by TradingDynamics, Tradex or SupplierMarket.com (the "Plans") from October 30, 2000 to April 27, 2001. In addition, I may elect to
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cancel any or all options that were granted to me under one of the Plans before
October 30, 2000. In return, Ariba will grant me the same number of replacement
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options on the date of the first meeting of the compensation committee of the
Ariba board of directors held more than six months after the date we cancel the options accepted for exchange, which will be on or after November 2, 2001 (the
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"replacement grant date"), provided that I am still employed by Ariba on that date. The exercise price of the replacement options will be equal to the closing price of Ariba stock on the replacement grant date.

I understand that the replacement options for U.S. employees will be incentive stock options (ISOs) to the extent permitted by the U.S. Internal Revenue Code, if the cancelled option was originally an ISO, except that the IRS limit will be re-measured as of the replacement grant date; or will be nonstatutory stock options (NSOs) if the cancelled option was originally a NSO. The replacement options for non-U.S. employees will be NSOs. All of the terms of the replacement options will be the same as the terms of the options being cancelled. The vesting schedule of the replacement options will be the same as the vesting schedule of the options being cancelled, based on the original vesting commencement date.

I also understand that I will not be eligible to receive any other options until the replacement grant date.

I recognize that, under certain circumstances set forth in the Offer to Exchange, Ariba may terminate or amend the offer and postpone its acceptance and cancellation of any options elected for exchange. In any such event, I understand that the options elected for exchange but not accepted will remain in effect without change.

I have reviewed the list of my options that Ariba made available to me through OptionsLink. I hereby give up my entire ownership interest in the options listed below, and I understand that they will become null and void on April 30,
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2001.  I acknowledge that this election is entirely voluntary.  I also
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acknowledge that this election will be irrevocable after April 27, 2001.
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I hereby make the following election(s) with regard to my eligible option grants:

A.   Options Granted Between October 30, 2000, and April 27, 2001
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[_]  I hereby elect to cancel all of these options.  (Partial elections are not permitted.)

B.   Options Granted Between October 30, 2000, and April 27, 2001, Plus Options
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     Granted Before September 11, 2000
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[_]  I hereby elect to cancel all options granted between October 30, 2000, and
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     April 27, 2001, and in addition I hereby elect to cancel the following
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     options granted before October 30, 2000 (please list only those options
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     that you want to cancel):

     1.   Option Granted on _______________ ____, ________.

     2.   Option Granted on _______________ ____, ________.

     3.   Option Granted on _______________ ____, ________.

     4.   Option Granted on _______________ ____, ________.



_______________________, 2001                     ______________________________
Date                                                    Optionee's Signature

Participation Instructions:

1. Complete this form online in Microsoft Word, and send via email from your Ariba email account to mvolta@ariba.com as soon as possible, but in any event before 9:00 P.M. Pacific Time on April 27, 2001,
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                                      OR

     Print this form, complete it, sign it, and fax it to 650.930.6852 or deliver it to Monica Volta, Ariba, Inc. 1565 Charleston Road, Mountain View, CA 94043 as soon as possible, but in any event before 9:00 P.M. Pacific Time on April 27, 2001.
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2.   Ensure that you receive confirmation of receipt from Stock Programs within
     3 business days.

Employees who return forms after April 24, 2001 may not receive timely
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confirmation.